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                                                                    EXHIBIT 4(D)


                             DATED 31 OCTOBER 1997





                                 XEROX LIMITED

                                    - AND -

                           XEROX CAPITAL (EUROPE) PLC

                                    - AND -

                          XEROX OVERSEAS HOLDINGS PLC



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                        DEED OF NOVATION AND RESTATEMENT
                                 RELATING TO A
                  SUBSCRIPTION AGREEMENT DATED 1 DECEMBER 1995
                    AS AMENDED AND RESTATED ON 18 APRIL 1997


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                        DEED OF NOVATION AND RESTATEMENT


THIS DEED OF NOVATION AND RESTATEMENT is made on 31 October 1997 BETWEEN:

(1)  Xerox Limited ("XL");

(2)  Xerox Capital (Europe) plc ("XC(E)"); and

(3)  Xerox Overseas Holdings PLC ("XOH").

WHEREAS:

(A) Under the terms of a subscription agreement (the "Subscription Agreement" dated 1 December 1995 as amended and restated on 18 April 1997 between XL and XC(E), XL has agreed to subscribe for shares in XC(E) in certain circumstances.

(B) In connection with the transfer of XL's shares in XC(E) to XOH, XL desires to be released and discharged from the Subscription Agreement and XC(E) has agreed to release and discharge XL on and with effect from the date hereof upon the terms of XOH undertaking to perform the obligations in the Subscription Agreement and to be bound by the terms of the Subscription Agreement in place of XL on and with effect from the date hereof.

IT IS AGREED:

1.   NOVATION OF THE SUBSCRIPTION AGREEMENT

1.1 On and with effect from the date hereof, XL and XC(E) hereby irrevocably and unconditionally mutually release and discharge each other from any and all obligations and liabilities under the Subscription Agreement and XC(E) accepts the liabilities and obligations of XOH upon the Subscription Agreement in place of the liabilities and obligations of XL and agrees to be bound by the terms of the Subscription Agreement as if XOH were named in the Subscription Agreement as a party in place of XL.

1.2 XOH agrees to be bound by the terms and to perform the obligations of the Subscription Agreement in every way as if it were an original party to the Subscription Agreement in place of XL.

2.   RESTATEMENT OF THE SUBSCRIPTION AGREEMENT

     The parties hereto agree that the Subscription Agreement shall be restated in the form attached as the Schedule hereto on and with effect from the date hereof.

3.   NO OTHER TERMS

     There are no other terms agreed between the parties relating to the Subscription Agreement other than as contained in this Deed and in the Subscription Agreement.

4.   GOVERNING LAW AND JURISDICTION

     This Deed shall be governed by, construed and take effect in accordance with English law.
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IN WITNESS whereof this deed has been duly executed and delivered the day and year first before written.





EXECUTED as a deed by
XEROX LIMITED
acting by

Ralph T. Orrico
Director

Carole Shephard
Secretary





EXECUTED as a deed by
XEROX CAPITAL (EUROPE) plc
acting by

David N. Maw
Director

Carole Shephard
Secretary





EXECUTED as a deed by
XEROX OVERSEAS HOLDINGS PLC
acting by

David N. Maw
Director

Carole Shephard
Secretary


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                                   SCHEDULE I

                  Novated and Restated Subscription Agreement



The Subscription Agreement (the "Agreement"), originally made on 1 December 1995 between Xerox Limited and Xerox Capital (Europe) plc ("Xerox Capital"), has been novated and restated on 31 October 1997 between Xerox Overseas Holdings PLC ("XOH") of Parkway, Marlow Buckinghamshire SL7 1YL and its wholly-owned UK subsidiary, Xerox Capital of Parkway, Marlow, Buckinghamshire SL7 1YL.

The purpose of this Agreement is to set out the terms and conditions under which XOH wishes to obligate itself to subscribe on demand by Xerox Capital for additional ordinary shares in the share capital of Xerox Capital (the "Shares") in return for the Xerox Capital undertakings contained herein; and

Xerox Capital wishes to obligate itself to issue the Shares upon receipt of the consideration therefor herein provided.

NOW, THEREFORE, in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


1. Xerox Capital shall be permitted, at any time or times when the aggregate par value of the ordinary share capital, together with any related share premium, of Xerox Capital held by XOH (the "XOH Shareholding") shall be less than an amount (the "Required Amount") equal to 25 per cent of Xerox Capital's outstanding indebtedness (disregarding contingent liabilities) (the difference between the Required Amount and the XOH Shareholding being expressed in Sterling and referred to herein as the "Subscription Amount"), to serve written demand on XOH requiring it to subscribe for additional Shares in the value of the Subscription Amount, provided that upon the first exercise by Xerox Capital of its right to serve written demand on XOH hereunder the Subscription Amount shall equal the Required Amount (and shall not be reduced by the amount of the XOH Shareholding). Each demand shall state the Subscription Amount, giving reasonable details of how the same is calculated, and shall be signed by two directors of Xerox Capital. Upon the date specified in the demand (which shall be not less than two business days thereafter) XOH shall pay the Subscription Amount in cash (the "Subscription Date").

2. Upon payment of the Subscription Amount, Xerox Capital hereby agrees to issue at par such number of Shares as shall be equivalent to the Subscription Amount.

3. Xerox Capital hereby agrees to continue to act as the financing vehicle for XOH and its subsidiaries.

4. This Agreement shall not be terminated or amended or modified in a manner materially prejudicial to Xerox Capital at any time when Xerox Capital has outstanding any indebtedness for borrowed money to parties other than Xerox Corporation or entities controlled by Xerox Corporation ("Debt").

5. The parties further agree that the holders from time to time of Debt are intended to be beneficiaries ("Third Party Beneficiaries") of this Agreement. Such Third Party Beneficiaries will have the right, under the terms and conditions of the Debt, to require Xerox Capital to serve on XOH a demand requiring it to subscribe for the Share and pay the Subscription


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     Amount, at such time as there is a default in the performance by Xerox
     Capital of its obligations to pay the principal of, premium, if any, or interest on the Debt.

6. For the purpose of determining the Subscription Amount, any outstanding indebtedness of Xerox Capital which is not denominated in Sterling shall be converted into Sterling at the spot exchange rate for the purchase of that other currency with Sterling prevailing at 11:00am on the second London business day prior to the Subscription Date.

7. This Agreement shall be binding upon, and inure to the mutual benefit of, XOH and its successors and Xerox Capital and its successors.

8. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.


IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date above written.



Signed                                  Signed
for and on behalf of                    for and on behalf of
Xerox Overseas Holdings PLC             Xerox Capital (Europe) plc